Exhibit 10.4

RULES OF THE

EMPLOYEE SHARE OPTION PLAN 2025

Approved by the Directors: Dated 9 March, 2025

Table of Contents

1 Definitions	4

2 Granting Options	8

2.1 Eligibility	8

2.2 Terms of Options	8

2.3 Terms of Options	8

2.4 No payment	9

2.5 Individual limit	9

2.6 Plan limit	9

2.7 Phantom Options	9

3 Before Vesting/Exit	9

3.1 Rights	9

3.2 No transfer of Option	9

3.3 Adjusting Options for changes in share capital	9

4 Vesting and settlement	10

4.1 Timing and extent of Vesting	10

4.2 Exercise from Vesting Date	10

4.3 Option exercise and settlement	10

4.4 Cash alternative	10

4.5 Non-transferability	11

5 Departure from the Group	11

5.1 Departure treatment for Options which have not Vested	11

5.2 Departure treatment for Vested Options	11

5.3 Settlement for leavers	12

5.4 Overseas transfer	12

5.5 Meaning of “Departure from the Group”	12

6 Exit and Reorganisation	12

6.1 Exit	12

6.2 Reorganisation	13

7 Malus and clawback	13

8 Lapse of Options	14

9 Changing and terminating the Plan	14

10 General	14

10.1 Stock Option Agreements	14

10.2 Tax	14

10.3 Terms of employment	14

10.4 Committee’s decisions final and binding	15

10.5 Documents sent to shareholders	15

10.6 Costs	15

10.7 Consents	15

10.8 Share rights	15

10.9 Data protection	16

10.10 Notices	16

10.11 Disclaimer of Liability	16

11 Governing law and jurisdiction	16

1 General	17

1.1 Purpose	17

1.2 Application of this Schedule 1	17

2 Meaning of words used	17

3 Variations in share capital	17

4 Exercise of Options	17

5 Reorganisation	18

6 Malus and Clawback	18

8 Changes to Options	18

8.1 Performance Conditions or Other Conditions	18

8.2 Amendments	18

9 Tax	18

10.1 Application	18

10.2 Amendment	18

10.3 No Group liability	19

1 General	19

1.1 Purpose	19

1.2 Application of this Schedule 2	19

2 Meaning of words used	19

3 US federal and state securities laws	19

3.1 General securities laws	19

3.2 California securities laws	20

1 Definitions

In these rules:

“Acquiring Company” means the person who acquires Control of the Company in an Exit or Reorganisation;

“Act” means the Companies Act, Chapter 50 of Singapore, as amended from time to time; “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such person, including without limitation any general partner, managing member, or trustee of such person, or any fund or investment company now or hereafter existing that is Controlled by one or more general partners, managing members, trustees of, or shares the same general partner, managing member with, such person (including for the avoidance of doubt any Subsidiary); “Applicable Law” means any applicable law, including without limitation: (i) provisions of the Code, and, to the extent applicable, if at all, the Securities Act and the Exchange Act and any rules or regulations thereunder, (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign, and (iii) rules of any securities exchange or automated quotation system on which the Shares is listed, quoted or traded, if any.

“Asset Sale” means the sale, disposal or lease by one or more Members of the Group of all or substantially all of the undertakings and assets of the Group as a whole in a transaction or a series of related transactions (where disposal may include, without limitation, the grant by a Member of the Group or a licence of all or substantially all of the Intellectual Property of the Group as a whole, save that a licence granted in the ordinary course of business shall not constitute an Asset Sale, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if all or substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries), except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Company;

“Beneficial Owner” means any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, any security, and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, any security;

“Cause” means, in the case of a particular Option, unless the applicable Stock Option Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), a Participant’s (A) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company or an Affiliate; (C) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (E) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (D) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; (E) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement)

relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights, or (F) material violation or breach of the documented code of ethics, code of conduct or similar document of the Company or an Affiliate or fiduciary duties to the Company or an Affiliate.

“Change in Control” means, in the case of a particular Option, unless the applicable Stock Option Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:

(i)

any Person (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares) becomes the Beneficial Owner directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the total voting power of the then outstanding voting securities of the Company;

(ii)

the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)	the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets;

(iv)	an IPO; or

(v)	any other event specified as a “Change in Control” in an applicable Stock Option Agreement.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Option (or any portion of an Option) that provides for the deferral of compensation that is subject to Code Section 409A, to the extent required to avoid the imposition of additional taxes under Code Section 409A, the transaction or event described in subsection (i), (ii), (iii), or (iv) with respect to such Option (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Option if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5);

“Code” means the US Internal Revenue Code of 1986, as amended;

“Committee” means a committee of at least one (1) person as the Directors may appoint to administer the Plan or, if no such committee has been appointed by the Directors, the Directors; “Company” means DayOne Data Centers Limited;

“Control” means with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting and economic rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, and “Controlled” shall be construed accordingly;

“Directors” means the Board of Directors of the Company;

“Disability” means, in the case of an Option, unless the applicable Stock Option Agreement states otherwise, (i) the Participant’s “disability,” as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Disability” contained therein), the Participant’s permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee, and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing, in the event that the applicable Option is considered to be “non-qualified deferred compensation” as defined in Code Section 409A, then, in lieu of the foregoing definition, and to the extent necessary to comply with Code Section 409A, the definition of “Disability” for purposes of such Option shall be the definition of “disability” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

“Eligible Person” means any person who is employed by, holds office with, is a consultant or otherwise provides advisory services to any Member of the Group;

“Exchange Act” means the US Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto;

“Exercise Price” means any amount payable on the exercise of an Option, as specified under rule 2.2.5 (Terms of Options);

“Exercised Shares” means, such corresponding Shares delivered by the Company to the Participant in accordance with the applicable Stock Option Agreement if an Option is vested and exercised;

“Exit” means:

(vi)	an Asset Sale;

(vii)	a Share Sale;

(viii)	a Merger;

(ix)	IPO; or

(x)	a liquidation, dissolution or winding up of the Company;

“Fair Market Value” means, as of any date, the value of Shares determined as follows:

(i)

If the Shares are listed on any established stock exchange or a national market system, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)

If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (iii) In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(iv)

Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Code Section 409A to the extent necessary for an Option to comply with, or be exempt from, Code Section 409A;

“Grant Date” means the date on which an Option is granted under rule 2.2.1 (Terms of Options);

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Code Section 422 and otherwise meets the requirements set forth in the Plan for incentive stock options;

“Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of the Plan. The Committee may utilize one or more Independent Third Parties;

“Intellectual Property” means all intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know-how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“IPO” means a firmly underwritten public offering of issued shares in the capital of the Company for the purpose of and in connection with the admission of the Company (or any newly established holding company of the Company formed for the purposes of the public offering) to an internationally recognised stock exchange as determined by the Directors;

“Market Value” means the fair value of a Share, which will be determined:

(i)	on an Exit by way of an Asset Sale, on the basis of the value per Share implied by the aggregate consideration received in the Exit;

(ii)	on an Exit by way of a Share Sale, on the basis of the value of the average consideration per Share received in the Exit;

(iii)	on an Exit by way of IPO, on the basis of the IPO price; and

(iv)

in any other circumstances, by the Committee on the basis of the value per Share implied by the most recent funding round, Share sale or other transaction or based on such valuation as the Committee consider reasonable;

“Mature Shares” means Shares owned by a Participant that are not subject to any pledge or security interest and that meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

“Member of the Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Committee for some or all purposes under this Plan,

and “Group” means all of them;

“Merger” means a consolidation, merger, scheme of arrangement or amalgamation of the Company or any other corporate reorganisation, in which all of the shareholders of the Company immediately prior to such consolidation, merger, arrangement or reorganisation, own less than a majority of the surviving or acquiring entity’s voting power immediately after such consolidation, merger, arrangement or reorganisation;

“Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option;

“Option” means a right to acquire Shares granted under the Plan;

“Participant” means a person holding an Option or their personal representatives;

“Performance Condition” means any condition relating to performance imposed under rule 2.3 (Performance Conditions);

“Plan” means these rules known as “The Employee Share Option Plan 2025” as changed from time to time;

“Reorganisation” means a transaction as a result of which the Company is Controlled by a company by which it was not previously Controlled but the holders of shares in that different company immediately after the transaction, are substantially the same as the holders of shares in the Company immediately before and which the Committee has designated as a Reorganisation;

“Section 409A” means Section 409A of the Code and the US Treasury Regulations promulgated and other official guidance issued thereunder, collectively;

“Securities Act” means the US Securities Act of 1933, as amended;

“Share” means a fully paid ordinary share in the capital of the Company;

“Shareholder” means any shareholder of the Company from time to time;

“Shareholders’ Agreement” means any agreement between the shareholders of the Company from time to time;

“Share Sale” means the sale of (or the grant of a right to acquire or to dispose of) any of the issued shares in the capital of the Company (in one transaction or as a series of transactions) which will result in the purchaser of those shares (or grantee of that right) and its Affiliates or persons acting in concert with it together acquiring an interest in shares in the capital of the Company giving to the holder(s) Control of the Company, except where following completion of the sale the Shareholders and the proportion of shares held by each of them are the same as the Shareholders and their shareholdings in the Company immediately prior to the sale;

“Stock Option Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Option;

“Subsidiary” means any company Controlled, directly or indirectly, by the Company;

“Vest” means an Option becomes exercisable and “Vested” and “Vesting” are interpreted accordingly; and

“Vesting Date” means any Vesting Date(s) set by the Committee for an Option under rule 2.2.3 (Terms of Options).

2 Granting Options

2.1 Eligibility

2.1.1

Subject to rules 2.1.2 and 2.1.3, the Chief Executive Officer of the Company may recommend to the Committee the selection of any Eligible Person for the grant of an Option, which will be determined by the Committee after consideration of any such recommendation.

2.1.2	The selection of any Eligible Person for the grant of an Option, including the Chief Executive Officer, will be determined by the Committee in its sole discretion.

2.1.3

Unless the Committee considers that special circumstances exist, an Option may not be granted to an Eligible Person who on the Grant Date has given or received notice of termination of employment or engagement with any Member of the Group, whether or not such termination is lawful.

2.2 Terms of Options

Options are subject to the rules of the Plan and any Performance Condition or other condition. The Chief Executive Officer of the Company may recommend to the Committee the terms of an Option, which will be determined by the Committee after consideration of any such recommendation. The terms of the Option will be set out in a deed sent to the Participants as soon as practicable after the Grant Date, including:

2.2.1	the Grant Date;

2.2.2	the number of Shares subject to the Option or the basis on which that number will be calculated;

2.2.3	the Vesting Date(s);

2.2.4	any Performance Condition or other condition specified under rule 2.3 (Performance Conditions);

2.2.5	the Exercise Price per Share, which may be nil; and

2.2.6	any other terms.

2.3 Terms of Options

When granting an Option, the Committee may make its Vesting conditional on the satisfaction of one or more conditions, including Performance Conditions linked to the performance of the Company, the Participant, or the Member of the Group in whose business unit the Participant works. A Performance Condition or other condition must be specified at the Grant Date. The Committee may waive or change a Performance Condition or other condition in accordance with its terms or if anything happens which causes the Committee reasonably to consider it appropriate to do so.

2.4 No payment

A Participant is not required to pay for the grant of any Option.

2.5 Individual limit

The Committee may impose a cap on the number of Participants in the Plan or amend the rules of the Plan applicable to one or more Participants; provided that, such cap or amendment is reasonably required for the Company to maintain its status as a private limited company.

2.6 Plan limit

An Option must not be granted if, as a result, the total number of Shares subject to Options would be more than 12,646,286 Shares, which may be adjusted by the Committee to take into account a variation in the equity share capital of the Company, to ensure that Participants are not disadvantaged in respect of their Shares under Option when compared to Shareholders (or such other threshold as may be set out in the terms of the Shareholders’ Agreement from time to time).

2.7 Phantom Options

An Option may be granted on the basis that it will always be settled in cash as set out in rule 4.4 (Cash alternative).

3 Before Vesting/Exit

3.1 Rights

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option until the Shares are issued or transferred to the Participant.

3.2 No transfer of Option

A Participant may not transfer, assign or otherwise dispose of an Option or any rights in respect of it. If a Participant does so, whether voluntarily or involuntarily, then it will immediately lapse. This rule 3.2 does not apply:

3.2.1

to the transmission of an Option on the death of a Participant to his or her personal representatives or any person so empowered under the deceased Participant’s will or under the then Applicable Laws of descent and distribution; or

3.2.2	to the assignment of an Option, with the prior written consent of the Committee, subject to any terms and conditions the Committee may impose.

3.3 Adjusting Options for changes in share capital

If there is:

3.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

3.3.2	a demerger;

3.3.3	a special dividend or distribution; or

3.3.4

any other corporate event which might affect the current or future value of any Option, the Committee may adjust the description, number and/or class of Shares or securities subject to the Option and/or the Exercise Price to take that variation or event into account, including without limitation to preserve the current or future value of any Option and/or ensure that Participants are not disadvantaged in respect of their Shares under Option when compared to Shareholders.

4 Vesting and settlement

4.1 Timing and extent of Vesting

An Option will normally Vest, to the extent that any Performance Condition or other condition is satisfied or waived, as to the relevant number of Shares on the Vesting Dates (or, if later, on the date on which the Committee has determined the extent to which the Performance Condition has been satisfied).

4.2 Exercise from Vesting Date

A Participant may exercise an Option in accordance with rule 4.3 (Option exercise and settlement) to the extent it has Vested under rule 4.1 (Timing and extent of Vesting) and has not lapsed in accordance with rule 8 (Lapse of Options).

4.3 Option exercise and settlement

4.3.1

No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. An Option may be exercised to the extent it has Vested and remains capable of exercise in accordance with rule 4.1 (Timing and extent of Vesting), rule 4.2 (Exercise from Vesting Date), rule 5.1.2 (Leaver treatment for Options which have not Vested), 5.2 (Leaver treatment for Vested Options) or rule 6.1 (Exit) by:

(i)	giving notice in the prescribed form to the Company or any person nominated by the Company;

(ii)	subject to rule 4.3.2, paying the Exercise Price (if any); and

(iii)	subject to rule 10.1 (Tax), paying any tax, social security or other statutory payments due.

4.3.2

The Exercise Price with respect to each Option shall be payable as determined by the Committee, including (i) in cash, check, cash equivalent and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such shares to the Company); provided that, such Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with Applicable Law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Shares for which the Option was exercised that number of Shares having a Fair Market Value equal to the aggregate Exercise Price for the Shares for which the Option was exercised.

4.3.3

Within 60 days of the exercise of the Option, the Company will issue or procure the transfer of the number of Shares in respect of which the Option has been exercised to the Participant, or the net number of Shares calculated in accordance with rule 4.3.2, or to any person nominated by the Company to be held by that person as nominee for the Participant.

4.3.4	It will be a condition of the issue or transfer of any Shares that the Participant enter into an agreement determined by the Committee regulating how the Shares will be held and voted.

4.4 Cash alternative

The Committee may decide to satisfy an Option (in whole or in part) by paying an amount in cash equal to the Fair Market Value of the Shares which would otherwise be issued or transferred, less any applicable Exercise Price (subject to rule 10.1 (Tax)).

4.5 Non-transferability

4.4.1

Each Option shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. The Exercised Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (other than by will or by the laws of descent and distribution) until the first to occur of [(x) an IPO and (y) the third (3rd) anniversary of the Grant Date], and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

4.4.2

Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Options (other than Incentive Stock Options) or the Exercised Shares to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Stock Option Agreement to preserve the purposes of the ESOP, to: (A) any Person that is directly or indirectly controlled by the Participant; (B) the Participant’s spouse, lineal descendant (whether natural or adopted), brother, sister, or parent; (C) any estate, trust or partnership that is established by or for the benefit of the Participant or any Person described in sub-clause (B), in each case, that is directly or indirectly controlled by the Participant; or (D) any other transferee as may be approved either (I) by the Directors or the Committee in its sole discretion, or (II) as provided in the applicable Stock Option Agreement; provided that, the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the ESOP.

5 Departure from the Group

5.1 Departure treatment for Options which have not Vested

5.1.1

An Option (or any portion thereof) which has not Vested on or prior to the Departure Date (as defined below) will thereupon be automatically forfeited by the Participant without payment of any consideration therefor, unless the Committee decides otherwise in any particular case.

5.1.2

If the Committee exercises discretion under rule 5.1.1 to allow part or all of an Option to Vest, they will also determine the extent of Vesting subject to any Performance Conditions or other appropriate conditions and the period during which the Option may be exercised, after which it will lapse.

5.2 Departure treatment for Vested Options

In respect of an Option (or any portion thereof) which has already Vested as of the Departure Date:

5.2.1

In the case of (i) voluntary resignation, (ii) termination without Cause, (iii) death, or (iv) Disability (other than where, in the case of (iii) and (iv), immediately prior to such event, conditions existed such that the Participant could reasonably have been terminated for Cause, fraud or financial misconduct), such Option (or any portion thereof) shall remain outstanding and exercisable in accordance with rule 4.3 (Option exercise and settlement) for a period of one (1) month following the Departure

Date (or such other period as the Committee may determine), at which point any then- unexercised Option (or any portion thereof) will immediately terminate for no consideration.

5.2.2

In the case of termination for Cause (except fraud or financial misconduct), the Committee shall determine, on a case-by-case basis, the treatment of the vested Option (or any portion thereof), including, but not limited to, whether any portion of such Options may be exercised within a specified period or shall lapse.

5.2.3

In the case of termination due to fraud or financial misconduct, all vested Options (or any portion thereof) shall automatically terminate and lapse immediately upon the Departure Date. Furthermore, (i) all Exercised Shares held by the Participant as of the Departure Date shall be forfeited and cancelled for no consideration, and (ii) if any Exercised Shares have been sold or transferred to a third party (such shares, the “Sold Shares”), the Participant shall pay the Company an amount equal to the Fair Market Value of the Sold Shares. Such forfeiture, cancellation, and payment must be completed within 15 days after the Departure Date, or within such other period as the Committee may determine.

5.3 Settlement for leavers

5.3.1

The Committee may decide that, instead of issuing or transferring Shares under rule 4.3 (Option exercise and settlement), the Company will pay or procure payment to the Participant of a cash amount in accordance with rule 4.4 (Cash alternative).

5.3.2	If any Shares are issued or transferred before Exit, rule 4.3.4 will apply.

5.4 Overseas transfer

If a Participant remains an employee of a Member of the Group but is transferred to work in another country or changes tax residence status and, as a result, would suffer a tax disadvantage or become subject to restrictions on the ability to exercise Options or hold or deal in Options, Shares or the proceeds of the sale of the Shares, the Committee may decide that the Options will Vest and become exercisable on a date they choose before or after the transfer or change in status takes effect. The Option will Vest and become exercisable to the extent the Committee permits and any balance will continue in effect and will not lapse unless the Committee decides otherwise.

5.5 Meaning of “Departure from the Group”

5.5.1	Subject to rule 5.5.2, a Participant will only be treated as making a “Departure from the Group” when he or she is no longer an Eligible Person in relation to any Member of the Group.

5.5.2	Unless the Committee decides otherwise, a Participant will be treated as making a Departure from the Group on the earlier of:

(i)	the date of ceasing to be an Eligible Person;

(ii)

the date the Participant gives or receives notice terminating employment except where the Participant’s employing company has withdrawn such notice or agreed that the Participant may withdraw such notice (whether or not such termination is or would be lawful);

(iii)	the date the Participant and the relevant Member of the Group agree to terminate the Participant’s employment (whether pursuant to bilateral discussions or mediation); or

(iv)	the date the Participant and the relevant Member of the Group agree to terminate the Participant’s engagement,

such date of the Participant’s departure from the Group, the “Departure Date”.

6 Exit and Reorganisation

6.1 Exit

6.1.1

Subject to the remainder of this rule 6, rule 7 (Malus and clawback) and any Performance Condition, unless the Committee determines otherwise, an Option, or any part, that has not already Vested will Vest in full on the date of an Exit.[1]

[1]

Pursuant to rule 6.1.1, the Committee has determined that an Option (or any part thereof) that has not already Vested will not Vest in full or otherwise accelerate in Vesting on the date of any Exit that is an IPO as a result of such Exit, and will instead remain subject to, and Vest in accordance with, its existing Vesting schedule set forth in the relevant Stock Option Agreement and other applicable terms set forth therein and in the ESOP.

6.1.2

To the extent an Option Vests in accordance with rule 6.1.1 and/or has already Vested, a Participant may exercise the Option during a period of one month from the date of the Exit, or such other exercise period that the Committee may reasonably determine, in accordance with rule 4.3 (Option exercise and settlement).

6.1.3	Unless the Committee determines otherwise, to the extent an Option has not Vested or been exercised, it will lapse one month after an Exit.[2]

6.1.4

The Committee may decide that, instead of issuing or transferring Shares under rule 6.1.2, the Company will pay or procure payment to the Participant of a cash amount in accordance with rule 4.4 (Cash alternative).

6.1.5	Where the consideration received in an Exit is subject to any delay, adjustment, reduction, earn-out, withholding, clawback or any other restriction, the Committee may either:

(i)	take that into account when determining Market Value or otherwise settling Options under rule 4.3 (Option exercise and settlement); or

(ii)	decide that the amount payable under this rule 6.1 will be subject (so far as practicable) to equivalent delay, adjustment, reduction, earn-out, withholding, clawback or other restriction.

6.2 Reorganisation

6.2.1

If there is a Reorganisation, the Committee may decide that any Option will be exchanged for a new option over such shares and/or other securities in an Acquiring Company as it may determine. The number of such securities will (so far as reasonably possible) reflect the Market Value of the Shares subject to the Option prior to such Reorganisation. Any new option will otherwise be equivalent to the Option for which it was exchanged.

6.2.2	From the date of exchange in accordance with rule 6.2.1, these rules will apply to the new option as if references to:

(i)	Shares were references to the securities subject to the new option; and

(ii)	the Company were references to the Acquiring Company whose securities are subject to the new option or such other company as the Committee may determine.

7 Malus and clawback

7.1.1	Notwithstanding anything else in these rules, if any of the events in rule 7.1.2 occurs, the Committee may, in its absolute discretion, decide that:

(i)	the Option will lapse wholly or partly;

(ii)	the delivery of the Shares (or any cash payment) will be delayed until any action or investigation is completed; and/or

(iii)	additional conditions will be imposed on the Vesting or exercise of the Option or the issue or transfer of Shares (or payment of any cash).

7.1.2	The events are:

(i)

The Participant has engaged in criminal behaviour, fraud, committed gross misconduct or engaged in any activity that would entitle the Participant’s employer to terminate employment with notice taking immediate effect and without a payment in lieu of notice under the Participant’s employment agreement (whether or not it is so terminated).

(ii)

The Participant has breached a material provision of his or her employment agreement or the employee handbook of any Member of the Group, including without limitation any confidentiality, non-competition, staff or business counter-party non-solicitation, non-deal or non-hire obligations (whether before or after termination of employment as the case may be).

[2]

Pursuant to rule 6.1.2 and rule 6.1.3, the Committee has determined that to the extent any Option has not Vested or been exercised, such Option will not lapse one month after the date of any Exit that is an IPO as a result of such Exit, and, subject to Vesting, will remain exercisable in accordance with the applicable terms of the relevant Stock Option Agreement and the ESOP.

(iii)

An Option has been granted, Vested or settled based on false or misleading information or inaccurate financial results or facts emerge which, had they been known, correct or accurate, would have resulted in the grant, Vesting or settlement of a reduced Option, number of Shares or amount of cash (including to nil).

8 Lapse of Options

An Option will lapse on the earliest of:

8.1.1	the tenth (10th) anniversary of the Grant Date, unless the Committee decide otherwise; and

8.1.2

any lapse under the Plan rules, including the earliest of any lapse under rule 3.2 (No transfer of Option), rule 5.1 (Leaver treatment for Options which have not Vested), rule 5.2 (Leaver treatment for Vested Options), rule 6.1 (Exit) or rule 7 (Malus and clawback).

9 Changing and terminating the Plan

The Committee may at any time change or terminate the Plan, including the terms of any existing Options in any way.

10 General

10.1 Stock Option Agreements

Each Option under the ESOP shall be evidenced by a Stock Option Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Option and any rules applicable thereto, including, without limitation, the effect on such Option of the death, disability (as determined by the Committee) or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

10.2 Tax

10.2.1

Each Participant will be responsible for all income taxes, employee social security contributions and other statutory liabilities arising out of or in connection with an Option or the acquisition, holding or disposal of Shares.

10.2.2

If any Member of the Group has any obligation to pay or withhold any taxes, contributions or liabilities referred to in rule 10.2.1, an amount equal to any such payment or withholding may be deducted from any cash payment due under the Plan or any proceeds due in respect of the transfer or other disposal of Shares. To the extent that this is not possible or practicable or the liability arises before any payment is made or any disposal occurs, the method of payment of any such tax or contribution will be determined by the Committee and may include:

(i)	allowing the Participant to fund the liability from his own funds;

(ii)	selling any Shares to which the Participant becomes entitled on the Participant’s behalf and using the proceeds to meet the liability; and/or

(iii)

deducting the amount from any payment of salary, bonus or other payment due to the Participant by any Member of the Group (whether as remuneration or otherwise, to the fullest extent permitted by law).

10.2.3

The Committee may delay any issue or transfer of Shares or any payment under these rules until it is satisfied that arrangements are in place to satisfy the Participant’s obligations under this rule 10.2.

10.3 Terms of employment

10.3.1

This rule 10.3 applies only to an Eligible Person who is or was an employee of a Member of the Group and may apply both during a Participant’s employment and after the termination of a Participant’s employment with a Member of the Group, whether or not the termination is lawful.

10.3.2

Nothing in the rules or the operation of the Plan forms part of the contract of employment of a Participant. The rights and obligations arising from the employment relationship between the Participant and the relevant Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

10.3.3

No person has a right to participate in the Plan. Participation in the Plan or the grant of Options on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Options on the same basis, or at all, in any future year.

10.3.4	The terms of the Plan do not entitle any Participant to the exercise of any discretion in the Participant’s favour.

10.3.5

Participants will have no claim or right of action in respect of any decision, omission or discretion, which may operate to their disadvantage even if it is unreasonable, irrational or might be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the employee and the employer, as the case may be.

10.3.6	No person has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment with the Group);

(ii)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

10.4 Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

10.5 Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

10.6 Costs

The Company will pay the costs of introducing and administering the Plan but may require a Participant’s employer or contracting entity within the Group to bear the costs in respect of an Option to that Participant.

10.7 Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force. The Participant is responsible for complying with any requirements to obtain or avoid the necessity for any such consent.

10.8 Share rights

Shares issued to satisfy Options under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

10.9 Data protection

10.9.1

By participating in the Plan, the Participant consents to the holding and processing of personal information provided by him or on his behalf to any Member of the Group, trustee, nominee or third party service provider, for all purposes relating to the operation of the Plan, including:

(i)	administering and maintaining Participant records;

(ii)

providing information to any direct or indirect shareholders of the Company from time to time, members of the Group, advisers, trustees of any employee benefit trust, registrars, brokers and any third party administrators of the Plan;

(iii)	providing information to future purchasers or merger partners of any Member of the Group, the Participant’s employing or contracting company, or the business in which the Participant works; and

(iv)

subject to Applicable Law, transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

10.9.2

The personal data under rule 10.9.1 may include the Participant’s name, job title, level of seniority, address, salary details, bank account details, individual Option terms and performance reviews. Any provision of personal data by the Participant is governed by the terms of the Plan, the Participant’s employment agreement and any other relevant agreements or notices with or from the Participant’s employer or another relevant Member of the Group. Subject to Applicable Law, the Eligible Person may be entitled to a copy of the personal information held about him or her and, if anything is inaccurate, may have the right to have it corrected. This provision of personal data may not be limited, in order to achieve the purposes of the Plan.

10.10 Notices

10.10.1

Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

10.10.2

Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Committee or duly appointed agent may decide and notify Participants.

10.10.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

10.11 Disclaimer of Liability

Notwithstanding anything else in these rules, neither the Committee, the Company nor any Member of the Group nor the Company’s shareholders shall under any circumstances be held liable for any costs, losses, expenses and damages whatsoever and howsoever arising in respect of any matter under or in connection with the Plan, including any delay in issuing or procuring the issue or transfer of Shares or the payment of a cash equivalent.

11 Governing law and jurisdiction

11.1.1	The law of Singapore governs the Plan and all Options and their construction.

11.1.2

Any dispute arising out of or connected with the Plan and any Options, including a dispute as to the validity or existence of the Plan and any Options, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference to this rule 11 when the notice of arbitration is received by SIAC save that, unless agreed otherwise by the parties to any dispute hereunder:

(i)	no party to the dispute shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the dispute; and

(ii)	the parties to the dispute agree to waive any right of appeal against the arbitration award.

11.1.3

The arbitration tribunal shall consist of one arbitrator to be appointed by the chairman of SIAC. The seat or legal place of arbitration shall be Singapore. The language of the arbitration shall be English. The decision of the arbitration tribunal shall be final and binding on the parties.

11.1.4	All documents which are not in English language and are to be submitted to the arbitration shall be submitted to the arbitration in their original form together with an English translation.

Schedule 1 – Options granted to US Taxpayers

1 General

1.1 Purpose

The purpose of this Schedule 1 is to alter the provisions of the Plan solely for Options granted to US Taxpayers to reflect the terms necessary or advisable for such Options to qualify for the short-term deferral exemption from Section 409A described under Section 1.409A- 1(b)(4) of the US Treasury Regulations. References to the Plan, or to the rules, in the main rules of the Plan (or any Schedule thereto) shall be interpreted to include this Schedule 1 in relation to US Taxpayers.

1.2 Application of this Schedule 1

This Schedule 1 shall apply to all Eligible Persons and Participants who are US Taxpayers. In the event that a Participant becomes a US Taxpayer subsequent to the Grant Date, then such Option shall immediately be amended in a manner consistent with this Schedule 1. References in this Schedule 1 to Options granted to US Taxpayers shall include Options held by a Participant who becomes a US Taxpayer subsequent to the Grant Date.

2 Meaning of words used

Certain words and expressions used in this Schedule 1 which have initial capital letters have the meanings set out below. Other words and expressions used in this Schedule 1 which have initial capital letters that are not set forth below have the meanings set out in the main rules of the Plan.

“Short-Term Deferral Period” means the period commencing on the date that an Option (or portion thereof) first is no longer subject to a “substantial risk of forfeiture” for the purposes of Section 409A and ending on 31 December of the calendar year in which such Option (or portion thereof) first is no longer subject to the substantial risk of forfeiture.

“Taxable Year” means the calendar year, or, if later, the end of the taxable year of the Member of the Group that employs the US Taxpayer.

“US” means United States of America.

“US Taxpayer” means an Eligible Person or Participant who is subject to US federal income taxation on the Grant Date, or who is expected to become subject to US federal income taxation following the Grant Date, or who does become subject to US federal income taxation following the Grant Date but prior to the date upon which any part of the Option Vests.

“US Treasury Regulations” mean the regulations promulgated under the Code.

3 Variations in share capital

Where there is to be an adjustment of an Option granted to a US Taxpayer pursuant to rule 3.3 of the Plan (Adjusting Options for changes in share capital), the Committee shall attempt to structure the terms of the adjustment of the Option such that the adjustment does not violate Section 409A.

4 Exercise of Options

Notwithstanding any of the rules of the Plan, an Option granted to a US Taxpayer must be exercised no later than the end of the applicable Short-Term Deferral Period.

5 Reorganisation

Where there is to be an exchange of an Option granted to a US Taxpayer pursuant to rule 6.2 of the Plan (Reorganisation), the Committee shall attempt to structure the terms of the exchange and the new option under rule 6.2 of the Plan (Reorganisation) such that neither the exchange nor the new option violate Section 409A.

6 Malus and Clawback

For the avoidance of doubt, the possible application of rule 7 of the Plan (Malus and clawback) to an Option granted to a US Taxpayer will not impose an additional or extend the existing substantial risk of forfeiture applicable to such Option for purposes of Section 409A. 7 Lapse of Options In addition to the times and events set forth in the Plan, an Option granted to a US Taxpayer will lapse upon the end of the applicable Short-Term Deferral Period.

8 Changes to Options

8.1 Performance Conditions or Other Conditions

Other than to waive it, any Performance Condition imposed pursuant to rule 2.3 of the Plan (Performance Conditions) applicable to an outstanding Option granted to a US Taxpayer may not be altered if and to the extent that the alteration of the Performance Condition would result in the earlier ending of the Short-Term Deferral Period.

8.2 Amendments

Notwithstanding the provisions of rule 9 of the Plan (Changing and terminating the Plan), any amendment to the Plan (including this Schedule 1) or an Option shall only be effective with respect to an Option granted to a US Taxpayer to the extent that it does not cause the Option to violate Section 409A.

9 Tax

Notwithstanding rule 10.1 of the Plan (Tax), US Taxpayers shall not be responsible for taxes, social security contributions or other statutory liabilities imposed directly on a Member of the Group and which arise out of or in connection with an Option granted to a US Taxpayer, or the acquisition, holding or disposal of Shares (e.g. the employer portions of US social security and Medicare taxes), and such amounts may not be deducted from any cash payment due under the Plan or any proceeds due in respect of the transfer or other disposal of Shares. For the avoidance of doubt, a Member of the Group may withhold taxes, social security contributions and other statutory liabilities which are imposed directly on the US Taxpayer or which the Member of the Group is required to withhold (e.g. US federal, state and local income taxes and the employee portions of US social security and Medicare taxes). 10 Section 409A

10.1 Application

Options granted to US Taxpayers are intended to be exempt from the requirements of Section 409A under the short-term deferral exemption described in Section 1.409A-1(b)(4) of the US Treasury Regulations, and the Plan (including this Schedule 1) shall be interpreted and administered consistent with such intention with respect to the Options granted to US Taxpayers. If any provision, term or condition of an Option granted to a US Taxpayer would otherwise frustrate or conflict with such intention, such provision, term or condition will be interpreted and deemed amended so as to avoid such conflict to the fullest extent possible. In the event of any conflict between an applicable provision of the Plan and an applicable provision of this Schedule 1 with respect to an Option granted to a US Taxpayer, the provision of this Schedule 1 shall apply.

10.2 Amendment

If, at any time, the Company determines that the terms of an Option granted to a US Taxpayer may violate Section 409A, the Company shall have the authority, but shall not be required, to enter into an amendment of such Option that is designed to avoid the imposition of any additional tax, interest or penalties on the US Taxpayer under Section 409A. Notwithstanding any other provision of any Option, no Member of the Group guarantees or warrants to any person that an Option granted to a US Taxpayer is exempt from Section 409A.

10.3 No Group liability

Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on the US Taxpayer in connection with the Plan and/or this Schedule 1 or any Option, including any taxes, penalty or interest under Section 409A. No Member of the Group shall have any obligation to indemnify or otherwise hold a US Taxpayer harmless from any or all of such taxes, penalty or interest.

Schedule 2 – Options granted to US Residents

1 General

1.1 Purpose

The purpose of this Schedule 2 is to alter the provisions of the Plan solely for Options granted to US Residents (including, where applicable California Residents) to reflect certain provisions of US federal and state securities laws. References to the Plan, or to the rules, in the main rules of the Plan (or any Schedule thereto) shall be interpreted to include this Schedule 2 in relation to US Residents.

1.2 Application of this Schedule 2

This Schedule 2 shall apply to all Eligible Persons and Participants who are US Residents. In the event that a Participant becomes a US Resident subsequent to the Grant Date, then such Option shall immediately be amended in a manner consistent with this Schedule 2. References in this Schedule 2 to Options granted to US Residents shall include Options held by a Participant who becomes a US Resident subsequent to the Grant Date.

2 Meaning of words used

Certain words and expressions used in this Schedule 2 which have initial capital letters have the meanings set out below. Other words and expressions used in this Schedule 2 which have initial capital letters that are not set forth below have the meanings set out in the main rules of the Plan or in Schedule 1.

“California Resident” means an Eligible Person or Participant who resides or works in the State of California.

“California Securities Laws” means, collectively, Section 25102(o) of the California Corporate Securities Law of 1968, as amended, and the regulations issued thereunder by the California Commissioner of Corporations, including Section 260.140.41.

“Rule 701” means Rule 701 of the Securities Act.

“US Resident” means an Eligible Person or Participant who is a resident of the US or is otherwise subject to US federal or state securities laws.

3 US federal and state securities laws

3.1 General securities laws

The Committee hereby establish the following terms for purposes of satisfying US federal and any applicable state securities laws (including California Securities Laws, if applicable). Any Option granted under the Plan to an Eligible Person or a Participant who is a US Resident on the Grant Date shall be subject to the following additional limitations, terms, and conditions:

3.1.1	except to the extent otherwise provided by the next paragraph, each Option shall be granted in accordance with Rule 701;

3.1.2	no Option shall be granted and no Shares shall be delivered or sold unless such grant, delivery and sale is in compliance with US federal securities laws and any applicable state securities laws; and

3.1.3

any Option granted and any Shares acquired pursuant to the Plan may only be resold in compliance with the registration requirements or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

During any consecutive 12-month period, the amount of Shares delivered and sold under the Plan to US Residents in reliance on Rule 701, together with the amount of securities delivered and sold in reliance on Rule 701 under any other compensatory benefit plan, shall not exceed US $10 million (or any successor amount to such limit under Rule 701).

Notwithstanding the foregoing, Options may be granted under the Plan to any US Resident in accordance with any other registration exemption permitted under applicable US law or by qualification under such law, subject to such conditions as required by the applicable US law.

Notwithstanding any other rules of the Plan, the Company will not be required to deliver or cause to be delivered to any US Resident any Shares under the Plan if at such time such delivery would violate US federal or applicable state securities laws. The Company shall have the right in its sole discretion to modify the terms of the Plan (including any Schedule thereto) and any Option at any time and from time to time as the Company deems necessary or appropriate to ensure or facilitate such compliance, and the Company shall have the right in its sole discretion to include appropriate legends on any Options or Shares issued or caused to be issued in connection with the Plan.

3.2 California securities laws

The purpose of this paragraph 3.2 is to alter the provisions of the Plan solely for Options granted to California Residents to reflect the terms necessary or advisable for such Options to qualify for exemption from the California Securities Laws.

This paragraph 3.2 shall apply to all Eligible Persons and Participants who are California Residents. In the event that a Participant becomes a California Resident subsequent to the Grant Date, then such Option shall immediately be amended in a manner consistent with this paragraph 3.2. References in this paragraph 3.2 to Options granted to California Residents shall include Options held by a Participant who becomes a California Resident subsequent to the Grant Date.

In addition to the provisions of paragraph 3.1 of this Schedule 2, any Option granted under the Plan to a Participant who is a California Resident shall be subject to the following additional limitations, terms and conditions (which for the purposes of compliance with California Securities Laws only, shall be deemed to be a separate plan maintained solely for California Residents):

3.2.1	except to the extent otherwise provided below, each Option shall be granted in accordance with Rule 701;

3.2.2

for purposes of rule 3.3 of the Plan (Adjusting Options for changes in share capital), the Committee shall proportionately adjust the number of Shares (and in the case of Phantom Options, the number of notional Shares) allocable to any California Resident and the Exercise Price thereof in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company, of or on the Shares;

3.2.3

unless the number of California Residents granted options or awards or issued shares under all option and other compensatory share plans of the Company does not exceed 35, the Plan must be approved by the Shareholders holding at least a majority of the outstanding securities entitled to vote by the later of (i) within 12 months before or after the Plan is adopted, or (ii) prior to or within 12 months of the granting of any Option or the delivery of any security under the Plan in California;

3.2.4	Options must be granted within 10 years from the earlier of (a) the date the Plan was adopted, or (b) the date the Plan was approved by the Shareholders;

3.2.5	the expiry date of an Option may not be more than 10 years from the Grant Date;

3.2.6	California Residents must have the right to exercise their Vested Options:

(i)

in the event of termination of employment with a Member of the Group for reasons other than termination for cause or the death or disability of the California Resident, until the earlier of (1) the expiry of the Short-Term Deferral Period, and (2) at least 30 days from the date of termination of employment; and

(ii)

in the event of termination of employment with a Member of the Group as a result of the death or disability of the California Resident, until the earlier of (1) the expiry of the Short-Term Deferral Period, and (2) at least six months from the date of termination of employment.

Notwithstanding the foregoing, Options may be granted under the Plan to any California Resident in accordance with any other registration exemption permitted under the California Corporate Securities Law of 1968, as amended, or by qualification under such law, subject to such conditions as required by such law.